                                                                    Exhibit 12.2



                            Marathon Oil Corporation
                Computation of Ratio of Earnings to Fixed Charges
                       TOTAL ENTERPRISE BASIS - Unaudited
                              Continuing Operations
                              (Dollars in Millions)

                                  First
                              Quarter Ended
                                 March 31            Year Ended December 31
                              --------------  --------------------------------------
                                2002    2001    2001    2000    1999    1998    1997
                              ------  ------  ------  ------  ------  ------  ------
Portion of rentals
 representing interest......  $   15  $   13  $   54  $   52  $   49  $   53  $   35
Capitalized interest,
 including discontinued
 operations.................       3       7      27      19      26      46      31
Other interest and fixed
 charges, including
 discontinued operations....      69      98     349     375     365     318     352
                              ------  ------  ------  ------  ------  ------  ------
Total fixed charges (A).....  $   87  $  118  $  430  $  446  $  440  $  417  $  418
                              ======  ======  ======  ======  ======  ======  ======

Earnings-pretax income with
 applicable adjustments (B).  $  191  $  970  $3,213  $1,809  $1,866  $1,087  $1,067
                              ======  ======  ======  ======  ======  ======  ======

Ratio of (B) to (A).........    2.19    8.22    7.47    4.06    4.24    2.60    2.55
                              ======  ======  ======  ======  ======  ======  ======

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